Exhibit 107.1

Calculation of Filing Fee Tables

F-3

BANK OF MONTREAL /CAN/

Narrative Disclosure

The maximum aggregate amount of the securities to which the prospectus relates is $3,705,000. The prospectus is a final prospectus for the related offering.